Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related proxy statement/prospectus of ATB Holdings Inc. and New EXM Inc. and to the inclusion therein of our reports dated June 7, 2004, with respect to the balance sheets of ATB Holdings Inc. and New EXM Inc. as of March 31, 2004 and to the incorporation by reference therein of our report dated November 5, 2003, with respect to the consolidated financial statements and schedule of Ashland Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Cincinnati, Ohio

October 6, 2004